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                                                                   Exhibit 99.2

Excerpts of Conference Call Transcript

In describing the change in PanAmSat's backlog during the 4th quarter, the company's Chief Financial Officer stated the following:

"Our backlog at year-end was approximately $4.6 billion compared to $4.8 billion at the end of the third quarter. This reduction reflects the approximately $195 million of natural backlog burned during the quarter and new order activity of approximately $110 million, which was offset by some customer amendments of approximately $130 million."

In explaining the composition of PanAmSat's interest expenses in the 4th quarter and full year 2003, the company's Chief Financial Officer stated the following:

"Included in interest expense for the three months December 2003 was approximately a $5 million write-off of debt issuance cost associated with [the debt] prepayment and for the full year there was approximately 10 and a half million dollars of debt issuance costs that were written off as a result of the two [debt] prepayments we made during the year."

When asked in the conference call about operating margin compression in the fourth quarter of 2003, PanAmSat's Chief Financial Officer responded as follows:

"Yes, as I mentioned in my comments, it was a combination of: revenue mix between government services and the FSS business, ... restructuring severance, transaction bonuses and a few million dollar hit for a write-down of one of our investments that we have on our balance sheet."